Exhibit 99.2

United States Operations of Micron Optics, Inc.
Balance Sheets

	September 30, 2018	December 31, 2017
	(Unaudited)	(Derived from Audited)
Assets
Current Assets
Cash and cash equivalents	$1,299,778	$1,094,085
Short term investments	202,100	202,100
Accounts receivable, net	1,843,120	1,495,228
Inventory, net	1,440,583	1,710,858
Prepaid expenses and other current assets	41,583	71,790
Total current assets	4,827,164	4,574,061

Long Term Assets
Property and equipment, net	273,623	366,612
Intangible assets, net	212,695	247,342
Total long term assets	486,318	613,954

Total Assets	$5,313,482	$5,188,015

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$212,152	$171,399
Accrued liabilities	471,851	442,293
Related party payable	1,224,710	1,433,750
Other current liabilities	—	212,500
Total liabilities	1,908,713	2,259,942

Commitments and contingencies	—	—

Stockholders' Equity
Common stock, Class A, par value $0.001, 130,688,000 shares authorized, 56,703,774 shares issued, 41,280,060 and 42,183,567 shares outstanding	45,723	45,723
Common stock, Class B, par value $0.001, 49,312,000 shares authorized, issued, and outstanding	53,712	53,712
Additional paid in capital	6,467,797	6,443,958
Treasury stock, 15,422,514 and 14,519,007 shares	(473,753)	(473,753)
Accumulated deficit	(2,688,710)	(3,141,567)
Total stockholders' equity	3,404,769	2,928,073

Total Liabilities and Stockholders' Equity	$5,313,482	$5,188,015

The accompanying notes are an integral part of these financial statements.

United States Operations of Micron Optics, Inc.
Statement of Operations
(Unaudited)
	For the Nine Months Ended September 30,
	2018	2017

Revenue	6,380,147	$5,890,538
Cost of sales	2,443,266	2,403,041
Gross profit	3,936,881	3,487,497

Operating expenses
Selling, general and administrative	2,472,816	3,040,455
Research and development	1,052,372	858,853
Total operating expenses	3,525,188	3,899,308

Operating income/(loss)	411,693	(411,811)

Non-operating income/(expense)
Interest	(56,786)	(57,048)
Other income	97,950	6,403
Total non-operating income/(expense)	41,164	(50,645)

Net income/(loss) before income taxes	452,857	(462,456)

Provision for income taxes	—	—

Net income/(loss)	$452,857	$(462,456)

The accompanying notes are an integral part of these financial statements

United States Operations of Micron Optics, Inc.
Statement of Cash Flows
(Unaudited)
	For the Nine Months Ended September 30,
	2018	2017

Cash provided by operating activities
Net income/(loss)	$452,857	$(462,456)
Adjustments to reconcile net loss to net cash provided
by operating activities
Depreciation and amortization	157,566	125,733
Reserve for obsolete inventory	150,718	(115,000)
Stock based compensation	23,839	7,428
Bad debt expense	—	9,000

Changes in operating assets and liabilities
Accounts receivable	(347,892)	515,126
Inventory	119,557	334,687
Other assets	30,207	(30,347)
Accounts payable and accrued liabilities	70,311	(21,260)
Other accrued liabilities	(212,500)	—
Net cash provided by operating activities	444,663	362,911

Cash used in investing activities
Purchases of property and equipment	(29,930)	(94,332)
Net cash used in investing activities	(29,930)	(94,332)

Cash used in financing activities
Payments on related party note	(209,040)	—
Net cash used in financing activities	(209,040)	—

Net increase in cash and cash equivalents	205,693	268,579
Cash and cash equivalents, beginning of period	1,094,085	1,390,243
Cash and cash equivalents, end of period	$1,299,778	$1,658,822

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$—	$—
Cash paid during the year for taxes	$—	$—

The accompanying notes are an integral part of these financial statements

Note 1- Organization and Summary of Significant Accounting Policies
Micron Optics, Inc. (“MOI”), headquartered in Atlanta, Georgia, was incorporated in the state of Georgia in 1989. The U.S. operations of MOI (“we” or “the Company”) is a leading provider of innovative optical components and laser-based equipment that advance the quality of optical measurements, allowing the sensing, imaging, and telecommunications industries to make critical measurements. Our portfolio of tunable optical filters, swept lasers, optical sensors and sensing interrogators delivers the highest degree of measurement precision, resolution, and accuracy required for our customers.

Basis of Presentation
The unaudited financial statements included in these interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). These rules and regulations permit some of the information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") to be condensed or omitted. In management's opinion, the unaudited financial statements contain all adjustments that are of a normal recurring nature, necessary for a fair presentation of the results of the U.S. operations of MOI for the nine month periods ended September 30, 2018 and September 30, 2017. Operating results for the nine month period ended September 30, 2018, are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. These unaudited financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2017, and the notes thereto.
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The accompanying interim financial statements and related notes of the Company are presented on a carve-out basis and have been prepared from the historical interim balance sheet, statements of operations and cash flows attributed to the U.S. operations of MOI and in accordance with U.S. GAAP. Historically, interim financial statements of the United States operations of the U.S. operations of MOI have not been prepared, as it has not operated separately from MOI. These interim financial statements reflect the revenues and direct expenses of the U.S. operations of MOI and include material assets and liabilities of MOI that are specifically identifiable to U.S. operations.

Fair Value Measurements
Our financial assets and liabilities are measured at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Valuation techniques are based on observable or unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs have created the following fair value hierarchy:

•	Level 1- Quoted prices for identical instruments in active markets

•
Level 2- Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant value drivers are observable

•	Level 3- Valuations derived from valuation techniques in which significant value drivers are unobservable

The carrying values of cash and cash equivalents, short term investments, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments.

Income Taxes
We recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. We evaluate our ability to benefit from all deferred tax assets and establish valuation allowances for amounts we believe are not more-likely-than-not to be realizable. For uncertain tax positions, we use a more-likely-than-not threshold, 51% or greater, based on the technical merits of the income tax position taken. Income tax positions that meet the more-likely-than-not recognition threshold are measured in order to determine the tax benefit recognized in the financial statements. Penalties, if probable and reasonably estimable, and interest expense related to uncertain tax positions are recognized as a component of the tax provision.
We account for income taxes using the liability method. Deferred tax assets or liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when the differences reverse. A valuation allowance against net deferred tax assets is provided unless we conclude it is more likely than not that the deferred tax assets will be realized.

Recently Issued Accounting Pronouncements

In April 2016, the FASB amended the FASB Accounting Standards Codification and created a new Topic 606, and issued ASU No. 2016-10, Revenue from contracts with customers: Identifying Performance Obligations and Licensing. This amendment prescribes that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendment supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Accounting Standards Codification, and is effective for annual and interim reporting periods beginning after December 15, 2018. We do not expect the adoption of Topic 606 to have a material impact on our financial condition, results of operations or cash flows as a result of adopting this standard.
In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to recognize in its statement of financial position an asset and liability for most leases with a term greater than 12 months. Lessees should recognize a liability to make lease payments and a right-of-use asset representing the lessee's right to use the underlying asset for the lease term. The amendment is effective for fiscal years ending after December 15, 2019, including interim periods within those fiscal years. We are currently evaluating the impact the adoption of this standard will have on our consolidated financial statements.

Note 2- Accounts Receivable
Accounts receivable consisted of the following:

	September 30, 2018	December 31, 2017

Trade accounts receivable	$1,841,768	$1,388,614
Related party accounts receivable	41,352	146,614
	1,883,120	1,535,228
Less: allowance for doubtful accounts	(40,000)	(40,000)
	$1,843,120	$1,495,228

Note 3- Inventory
Inventory consists of finished goods, work in process, and raw materials valued at the lower of cost (determined on the first-in, first-out basis) or market.
Components of inventory were as follows:

	September 30, 2018	December 31, 2017

Finished goods	434,275	561,512
Work in process	123,277	456,250
Raw materials	1,293,503	952,850
	1,851,055	1,970,612
Reserve for obsolete and slow-moving inventory	(410,472)	(259,754)
	1,440,583	1,710,858

Note 4- Property and Equipment
Property and equipment, net, consisted of the following:

	September 30, 2018	December 31, 2017

Equipment	$3,457,410	$3,427,480
Furniture and fixtures	341,501	341,501
Leasehold improvements	287,005	287,005
	4,085,916	4,055,986
Accumulated depreciation	(3,812,293)	(3,689,374)
	$273,623	$366,612

Depreciation expense for each of the nine months ended September 30, 2018 and 2017 was $122,919 and $88,702, respectively.

Note 5- Intangible Assets
Intangible assets, representing primarily costs of patents on our intellectual property, consisted of the following:

	September 30, 2018	December 31, 2017

Cost	1,104,974	$1,104,974
Less: accumulated amortization	(892,279)	(857,632)
	$212,695	$247,342

Amortization expense for the nine months ended September 30, 2018 and 2017 was $34,647 and $37,031, respectively.

Note 6- Accrued Liabilities
Accrued liabilities consisted of the following:

	September 30, 2018	December 31, 2017

Accrued Compensation	$218,383	$107,427
Accrued 401(k) match	74,696	88,176
Warranty reserve	99,678	99,678
Accrued interest on related party payable	—	82,554
Other	79,094	64,458
	$471,851	$442,293

Note 7- Income Taxes

For the nine months ended September 30, 2018 and 2017, our income tax expense was $0. Our effective tax rate differs from the federal and state statutory rates due to utilization of net operating loss carryforwards and a valuation allowance recorded against our remaining deferred tax assets.

Note 8- Stockholders’ Equity
The Company has two classes of common stock. Each share of Class A common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders of the Company. Each share of Class B common stock entitles the holder to ten votes on all matters submitted to a vote of the stockholders of the Company. Each share of Class B common stock may be converted into one share of Class A common stock at the option of the Class B stockholder or upon the occurrence of certain events. Class A and Class B stockholders are entitled to share ratably in the assets of the Company available for distribution to the holders of common stock upon any liquidation or dissolution of the Company.

The Company is also authorized to issue up to 20,000,000 shares of preferred stock upon terms to be determined at the time of issuance. No shares of preferred stock have been issued.

The following table details our equity transactions during the nine months ended September 30, 2018:

	Common Stock- Class A		Common Stock- Class B		Treasury Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	$	Shares	$	Shares	$	$	$	$

Balance- January 1, 2018	42,183,567	$45,723	49,312,000	$53,712	14,519,007	$(473,753)	$6,443,958	$(3,141,567)	$2,928,073
Net income	—	—	—	—	—	—	—	452,857	452,857
Share based compensation	—	—	—	—	—	—	23,839	—	23,839
Purchase of treasury shares from related party	(903,507)	—	—	—	903,507	—	—	—	—
Balance- September 30, 2018	41,280,060	$45,723	49,312,000	$53,712	15,422,514	$(473,753)	$6,467,797	$(2,688,710)	$3,404,769

Note 9- Related Party Transactions
During the nine months ended September 30, 2018 and 2017, we maintained an equity ownership of approximately 51% in a Japanese company to which we sell our products for distribution in specified territories. Revenues for the nine months ended September 30, 2018 and 2017 each include $0.2 million of sales to this related party, respectively. At September 30, 2018, our accounts receivable from this entity were approximately $41,000. In December 2018, we reduced our ownership stake in this related party to approximately 25%.
On November 30, 2016, we entered into a Settlement, Release and Indemnity Agreement (the "Agreement") with National Instruments Corporation ("NI"), one of our stockholders, related to certain claims for breaches of representations and warranties pursuant to a stock purchase agreement between us and NI. Under the terms of the Agreement, as amended, we agreed to repurchase approximately 6 million shares of Class A common stock for an aggregate of $2.3 million based upon a schedule of quarterly payments of $0.1 million through September 2021. As of September 30, 2018, an aggregate of $0.9 million had been paid under this agreement. The Agreement also provides that beginning in the third quarter of 2018, we can accelerate the payment of the remaining balance at a reduced cost. The remaining minimum balance to be paid considering this option for acceleration as of September 30, 2018 was $1.2 million. In conjunction with the sale of the Company as described in Note 10, the remaining outstanding balance was paid on October 15, 2018.
In 2016, the Company filed with its insurance carrier a claim for theft associated with certain actions of a former executive. The claim was resolved in 2018, resulting in a payment of $0.1 million to the Company.

Note 10- Subsequent Event
On October 15, 2018, substantially all of the assets related to our U.S. operations, other than cash, were acquired by Luna Technologies, Inc., a wholly owned subsidiary of Luna Innovations Incorporated, for $5.0 million in cash, subject to a positive or negative adjustment based upon the final determination of our working capital compared to a target working capital amount specified in the Asset Purchase Agreement.